ANNUAL INCENTIVE COMPENSATION PLAN FOR TEXTRON EMPLOYEES

     This Plan is designed to provide financial incentives for the successful achievement of pre-established financial and non-financial objectives to selected officers and other employees of Textron's Corporate Office.

     This Plan as restated shall be effective from and after January 1, 1994, except as otherwise provided.

Article I - Definitions

     Whenever used in this document, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

     1.01 "Beneficiary" means the person or persons entitled under this Plan to receive Plan benefits after a Participant's death.

     1.02 "Benefits Committee" means the Benefits Committee appointed by the Board.

     1.03 "Board" means the Board of Directors of Textron.

     1.04 "Incentive Compensation" means compensation from a Textron Company for the successful achievement of pre-established financial and non-financial objectives.

     1.05 "Key Executive" means an employee of a Textron
Company who has been and continues to be designated as a Key
Executive under the Plan by the Chief Executive Officer and Chief Human Resources Officer of Textron.

     1.06 "Participant" means an employee who is participating or has participated in this Plan.

     1.07 "Plan" means this Annual Incentive Compensation Plan for Textron Employees, as amended from time to time.

     1.08 "Textron" means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

     1.09 "Textron Company" means Textron or any company controlled by or under common control with Textron.

     1.10 "Textron Employment" means employment with a Textron Company. Leaves of absence for such periods and purposes as are approved by Textron and transfers of employment within or between Textron Companies shall not be deemed interruptions of Textron Employment.

Article II - Employees Eligible to Participate

     2.01 Officers and other employees of Textron's Corporate
Office covered by Textron's Executive Compensation Structure are eligible for selection as Participants. Participants are approved by the Chief Executive Officer.

Article III - Partial Years of Plan Participation
     3.01 In order to be eligible to receive Incentive
Compensation for a fiscal year, a Participant must be an employee of Textron on the last day of that fiscal year.
However, if a Participant was employed for only part of a fiscal year, the Participant or her beneficiary may receive
Incentive Compensation at the discretion of the Chief
Executive Officer.

Article IV - Factors in Determining Awards
     4.01 The following factors will be taken into consideration in determining the amount of Incentive
Compensation to be paid to a Participant:

     (a) For each salary grade in Textron's Executive Compensation Structure, Textron's Human Resources Department, with the approval of the Chief Executive Officer of Textron, will establish a specified percentage of Base Salary ("Target Level Percentage") which, when multiplied by the Participant's Base Salary, will yield the Participant's "Target Incentive Compensation." "Base Salary" is the annual salary of a Participant as of November 1 of the fiscal year to which an award relates (or such other date as may be established by the Chief Executive Officer), exclusive of overtime pay, bonuses, incentive compensation, expense reimbursements or any other compensation which supplements annual salary.

     (b) A number of objectives ("Objectives") will be established for each fiscal year. Objectives may be financial or non-financial and will be related to individual, Division, Group or overall Corporate performance. Corporate financial Objectives and the Chief Executive Officer's non-financial Objectives will be established by the Organization and Compensation Committee of the Board subject to the approval of the Board. All Objectives for Key Executives will be approved by the Chief Executive Officer. Individual Objectives of each other Participant will be approved by the senior officer responsible for the Participant's function.

     (c) For the purpose of establishing the relative importance of Objectives, they may be assigned weighting factors which may vary from Participant to Participant.

     4.02 Each Participant's Incentive Compensation for a fiscal year is based on the achievement of applicable Objectives, his Target Incentive Compensation and any other factors which Textron deems appropriate. The Incentive Compensation of Key Executives will be approved by the Organization and Compensation Committee or the Board, as appropriate. Each other Participant's Incentive Compensation will be approved by the Chief Executive Officer or his designee.

     4.03 If there is minimal achievement of individual, Division, Group or Corporate Objectives, or if Textron or the Participant performs below expectations, the Participant's award will fall below her Target Incentive Compensation. If Textron and a Participant substantially meet their Objectives for the fiscal year, the Participant's award may equal or exceed her Target Incentive Compensation. For outstanding performance by Textron or the Participant, the Participant's Incentive Compensation may range up to 200% of her Target Incentive Compensation. Awards in excess of that level may be granted for exceptional performance, at the discretion of the Chief Executive Officer, the Organization and Compensation Committee or the Board, as appropriate.

     4.04 Notwithstanding any of the previous provisions of this Plan, the Participant is not likely to receive Incentive Compensation if Textron's achievement of financial Objectives or the Participant's achievement of individual Objectives for a fiscal year is unsatisfactory.

Article V - Payment and Accounting
     5.01 A Participant's Incentive Compensation shall generally be payable in cash within 60 days after the end of the fiscal year for which it is paid. However, with respect to any Participant who is a Key Executive, certain amounts of Incentive Compensation may be payable in stock units, which are fictional shares of Textron Common Stock accumulated and accounted for under the Deferred Income Plan for Textron Key Executives for the sole purpose of determining the cash amount of any distribution on account of this portion of Incentive Compensation.

     5.02 Each Key Executive's Incentive Compensation shall be payable in stock units and not in cash, to the extent her Incentive Compensation exceeds 100% of her Target Incentive
Compensation for any fiscal year.

     5.03 Textron shall credit stock units to a Key
Executive's stock unit account on the same date on which that portion of his Incentive Compensation which is payable in cash is, or would be but for its deferral, paid to him.

Article VI - Plan Administration
     6.01 The Organization and Compensation Committee will be responsible for interpreting the Plan, subject to the approval of the Board. All such interpretations of the Organization and Compensation Committee will be final, conclusive and binding on all Participants. Subject to the foregoing, the Chief Executive Officer of Textron or his designee will have authority to administer the Plan.

Article VII - Miscellaneous
     7.01 Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

     7.02 No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind unless specifically approved in writing in advance by the Benefits Committee. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant or Beneficiary.

     7.03 The Board or its designee shall have the right to amend, modify, suspend or terminate this Plan at any time by written ratification of such action. Individual, Division, Group or Corporate Objectives, or the weighting of Objectives, may be changed during the year with the approval of the appropriate entity identified in Section 4.01(b).

Notwithstanding the foregoing, no action which is described in the preceding paragraph and which is taken after a Change in Control may affect adversely any Participant's rights under this Plan, with respect to the fiscal year in which the Change in Control occurs, without the Participant's express written consent.

     7.04 Notwithstanding any other provision of this Plan, each individual who is a Participant on the day on which a Change in Control of Textron occurs shall receive Incentive Compensation for the fiscal year in which the Change in Control occurs. Such Incentive Compensation shall equal or exceed the greater of the Participant's (1) Target Incentive Compensation for that year, or (2) most recent Incentive Compensation award, such greater amount to be multiplied by the number of months in which the Participant was an employee during the year in which the Change in Control occurs, and divided by 12.

For purposes of this Plan, a "Change in Control" shall occur if (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) other than Textron, any trustee or other fiduciary holding Textron Common Stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron Common Stock, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of more than 30% of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the stockholders of Textron was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) the stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding imme-diately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron's assets.

     7.05 This Plan shall be construed in accordance with the laws of the State of Delaware.

     7.06 Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant to be continued in employment as a Key Executive or other employee of any Textron Company.

     7.07 Textron, the Chief Executive Officer and the Chief Human Resources Officer, and the Benefits Committee may impose such other lawful terms and conditions on participation in this Plan as deemed desirable. The Chief Executive Officer, the Chief Human Resources Officer and members of the Benefits Committee may participate in this Plan.

     IN WITNESS WHEREOF, Textron Inc. has caused this restated
Plan to be executed by its duly authorized officer to be effective as of January 1, 1994.

                         TEXTRON INC.


                    By:  /s/William F. Wayland
                         William F. Wayland
                         Executive Vice President
                         Administration and
                         Chief Human Resources Officer

          Date: November 27, 1995